Exhibit 99.1

ORAL GED-0301 PHASE 1B RESULTS SHOW CLINICAL REMISSION

AND ENDOSCOPIC RESPONSE AT WEEK 12 IN PATIENTS

WITH ACTIVE CROHN’S DISEASE

Clinical improvement observed early, with highest clinical response and remission rates in the 12-week treatment group

Endoscopic improvement seen across all treatment groups at 12 weeks

Safety and tolerability were consistent with previous studies

VIENNA, Austria – (October 17, 2016) – Celgene International Sàrl, a wholly-owned subsidiary of Celgene Corporation (NASDAQ: CELG), today announced that data from a randomized, double-blind, multicenter, exploratory phase 1b study evaluating the effects of investigational oral GED-0301 (mongersen) 160 mg on both endoscopic response and clinical remission in patients with active Crohn’s disease will be presented in Vienna, Austria at the United European Gastroenterology Week (UEGW).

Patients with active Crohn’s disease [Crohn’s disease activity index (CDAI) score 220-450], a total simple endoscopic score for Crohn’s disease (SES-CD) ≥7, or an ileal disease SES-CD ≥4, were randomized to three different active treatment regimens of four, eight or 12 weeks of GED-0301 160 mg daily, followed by an observation period off treatment. Endoscopic and clinical assessments were reported through week 12. A total of 63 patients were enrolled in the study.

The study was designed to further enhance the understanding of GED-0301 activity in a difficult-to-treat, moderate to severe patient population. This population was more diverse than prior GED-0301 studies and included patients with endoscopically confirmed mucosal damage at entry and those who had previous surgeries. The study also included both biologic-exposed and biologic-naïve patients, as well as patients with a diagnosis of Ileitis, Ileocolitis or colitis.

Clinical improvement was seen by week 2, and clinical response (CDAI decrease ≥100) and remission (CDAI <150) rates were highest in the 12-week treatment group at 67 and 48 percent respectively, at week 12. The mean CDAI reduction from baseline at week 12 in the 12-week treatment group was 133 points. Of the patients with evaluable endoscopies at week 12 (n=52), 37 percent had an endoscopic response (≥25 percent reduction in SES-CD score from baseline), with no meaningful difference across treatment groups. In addition, of those patients with greater endoscopic disease activity at baseline (SES-CD score of >12; n=16), 63 percent exhibited a reduction ≥25 percent in SES-CD score and 31 percent had a reduction of ≥50 percent.

The rates of adverse events and serious adverse events were low and similar across treatment groups. There were no new safety signals for oral GED-0301 160 mg daily reported in this study.

“A significant number of Crohn’s disease patients don’t reach remission with current therapies or will suffer relapses over time and are in need of new treatment options,” said Brian Feagan, MD, Director of Robarts Clinical Trials at Robarts Research Institute, Western University, London, Ontario, Canada. “Based on these findings, oral GED-0301 has the potential to provide a new, oral option with a novel mechanism of action designed to act locally.”

“We are encouraged that oral GED-0301 showed both meaningful endoscopic improvement and clinical remission at an early time point in this study," said Scott Smith, President, Celgene Inflammation & Immunology. "The fact that this study included nearly 50 percent biologic-experienced patients further reflects the potential of GED-0301 as a novel approach for patients with Crohn’s disease searching for alternatives."

About CD-001

CD-001 is a phase 1b randomized, double-blind, multicenter, exploratory study evaluating the effects of oral GED-0301 on endoscopic and clinical outcomes in patients with active Crohn’s disease. A total of 63 patients were randomized in a 1:1:1 ratio to receive one of three active treatment regimens in a 12-week treatment phase: GED-0301 160 mg once daily for 12 weeks; GED-0301 160 mg once daily for eight weeks followed by four weeks of placebo; or GED-0301 160 mg once daily for four weeks followed by eight weeks of placebo. This treatment phase was followed by an off-treatment observation phase for up to 52 weeks. Eligible patients can also enter an extension phase (on treatment) for an additional 100 weeks.

About GED-0301

The investigational oral antisense therapy GED-0301 is an oligonucleotide designed to target the messenger RNA (mRNA) for Smad7, thereby reducing Smad7 protein levels. In patients with Crohn’s disease, abnormally high levels of Smad7 interfere with TGF-β1 anti-inflammatory pathways in the gut, leading to increased inflammation. GED-0301 is designed to act locally to reduce Smad7 levels with negligible systemic exposure.

GED-0301 is an investigational compound that is not approved for any use in any country.

About Crohn’s Disease

Crohn’s disease is an immune-mediated, chronic inflammatory condition of the gastrointestinal tract. Estimated to affect as many as three out of every 1,000 people in Europe and North America, the disease is becoming more common for all ethnic groups. Symptoms of Crohn’s disease — including abdominal pain, diarrhea, fatigue, fever, weight loss and malnutrition — most commonly begin to appear between the ages of 13 and 30, although the disease can strike at any age. The disease may affect any part of the GI tract, from the mouth to the anus, but most commonly affects the end of the small bowel (the ileum) and the beginning of the colon. The exact cause of Crohn’s disease is unknown, and there is no cure. People with Crohn’s disease have a slightly reduced life expectancy.

About Celgene

Celgene International Sàrl, located in Boudry, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Celgene undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Celgene’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Celgene’s Annual Report on Form 10-K and our other reports filed with the U.S. Securities and Exchange Commission.

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